EXHIBIT 99.1

Huttig Building Products, Inc. Announces First Quarter 2019 Results

First Quarter 2019 Highlights:

  Net sales of $197.4 million, impacted by lower market activity and severe weather
  Total cash used in operating activities decreased $34.4 million as compared to prior year
  Liquidity improved more than 17% to $53.0 million compared to $45.2 million a year ago

ST. LOUIS, April 29, 2019 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the first quarter ended March 31, 2019.

“Our sales performance in the quarter was consistent with our results in the prior year despite lower residential construction activity and severe weather across the majority of our service areas,” said Jon Vrabely, Huttig’s President and Chief Executive Officer. “Sales from our strategic growth initiatives increased nearly 14%, and while core product sales declined, they declined at a lower rate than the market, resulting in estimated combined growth above the market of more than 4% in the quarter. Operationally, we are making progress in improving the balance sheet, but need to expedite the improvement in our margins and expense structure to achieve greater profitability.”

SUMMARY RESULTS FOR FIRST QUARTER ENDED MARCH 31, 2019
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2019		2018
Net sales	$197.4	100.0%	$198.0	100.0%
Gross margin	37.4	18.9%	38.7	19.5%
Operating expenses	39.6	20.1%	39.2	19.8%
Operating loss	(2.2)	-1.1%	(0.5)	-0.3%
Loss from continuing operations	(3.2)	-1.6%	(0.5)	-0.3%
Net loss	(3.2)	-1.6%	(0.5)	-0.3%
Loss from continuing operations per share - basic and diluted	$(0.13)		$(0.02)
Net loss per share - basic and diluted	$(0.13)		$(0.02)

Results of Operations

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

Net sales were $197.4 million in the first quarter of 2019, which was $0.6 million, or 0.3%, lower than the first quarter of 2018. The decrease in net sales was primarily attributed to a modest softening in the markets we serve coupled with adverse winter weather in much of the Midwest and Northern Coastal regions which negatively impacted construction activity.

Millwork product sales remained consistent in the first quarter of 2019 as compared to the first quarter of 2018 at $95.3 million. Building products sales increased 2.9% in the first quarter of 2019 to $88.1 million, compared to $85.5 million in the first quarter of 2018, and wood product sales decreased 18.6% in the first quarter of 2019 to $14.0 million, compared to $17.2 million in the first quarter of 2018. The proportionate increase in sales of building products is generally consistent with our strategic growth initiatives.

Gross margin was $37.4 million in the first quarter of 2019, compared to $38.7 million in the first quarter of 2018. As a percentage of sales, gross margin was 18.9% in the first quarter of 2019, compared to 19.5% in the first quarter of 2018. The reduction in gross margin percent was primarily attributed to a higher proportional increase in building product sales as compared to other higher margin product categories as well as a competitive pricing environment and incremental costs from customer programs.

Operating expenses increased $0.4 million to $39.6 million in the first quarter of 2019, compared to $39.2 million in the first quarter of 2018. Personnel costs decreased approximately $0.2 million, primarily as a result of lower wages from cost reductions offset in part by higher medical costs. Non-personnel costs increased approximately $0.6 million, primarily as a result of higher equipment and facility costs and an increase in contract hauling costs. As a percentage of sales, operating expenses were 20.1% in the first quarter of 2019, compared to 19.8% in the first quarter of 2018.

Net interest expense was $1.7 million in the first quarter of 2019 compared to $1.1 million in the first quarter of 2018. The increase was primarily due to higher average outstanding borrowings on our credit facility as well as higher interest rates in the first quarter of 2019 compared to the first quarter of 2018.

Income tax benefit was $0.7 million for the quarter ended March 31, 2019, as compared to $1.1 million for the first quarter of 2018.

As a result of the foregoing factors, we reported a loss from continuing operations of $3.2 million for the quarter ended March 31, 2019, compared to a loss from continuing operations of $0.5 million for the quarter ended March 31, 2018.

Adjusted EBITDA was $(0.3) million for the first quarter of 2019 compared to $1.4 million for the first quarter of 2018. Adjusted EBITDA is a non-GAAP measurement. See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash used in continuing operating activities was $5.6 million for the quarter ended March 31, 2019, compared to cash used of $39.8 million a year ago. At March 31, 2019, the Company had $53.0 million of total liquidity including excess committed borrowing availability of $52.1 million and cash of $0.9 million. Total liquidity was $45.2 million at March 31, 2018 including excess committed borrowing availability of $43.9 million and cash of $1.3 million.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, April 30, 2019 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com. Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 8979029.

About Huttig

Huttig, currently in its 135th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, absence of material financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the strength of construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average; the cyclical nature of our industry; the successful implementation of our growth initiatives; the effects of increased inventories to support our growth initiatives and the impact if levels become excessive; the uncertainties resulting from changes to United States and foreign laws, regulations and policies; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of the formerly owned facility in Montana; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; the loss of a significant customer; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations; commodity prices; dumping duties; tariffs; risks associated with our private brands; termination of key supplier relationships; risks of international suppliers; competition with existing or new industry participants; goodwill impairment; the seasonality of our operations; significant uninsured claims; federal and state transportation regulations; fuel cost increases; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; product liability claims and other legal proceedings; the integration of any business we acquire and the liabilities of such businesses; information technology system failure, network disruptions, cybersecurity attacks and breaches in data security; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

Huttig defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below.

Huttig presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business. Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended
	March 31,
	2019	2018
Net loss	$(3.2)	$(0.5)
Interest expense, net	1.7	1.1
Benefit from income taxes	(0.7)	(1.1)
Depreciation and amortization	1.4	1.3
Stock compensation expense	0.5	0.6
Adjusted EBITDA	$(0.3)	$1.4

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In Millions, Except Per Share Data)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$197.4	$198.0
Cost of sales	160.0	159.3
Gross margin	37.4	38.7
Operating expenses	39.6	39.2
Operating loss	(2.2)	(0.5)
Interest expense, net	1.7	1.1
Loss from continuing operations before income taxes	(3.9)	(1.6)
Income tax benefit	(0.7)	(1.1)
Loss from continuing operations	(3.2)	(0.5)
Loss from discontinued operations, net of taxes	—	—
Net loss	$(3.2)	$(0.5)

Loss from continuing operations per share - basic and diluted	$(0.13)	$(0.02)
Loss from discontinued operations per share - basic and diluted	$—	$—
Net loss per share - basic and diluted	$(0.13)	$(0.02)

Weighted average shares outstanding:
Basic and diluted shares outstanding	25.3	25.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions)

	March 31,	December 31,	March 31,
	2019	2018	2018
ASSETS
CURRENT ASSETS:
Cash and equivalents	$0.9	$0.8	$1.3
Trade accounts receivable, net	89.2	69.0	100.9
Inventories, net	149.2	134.0	139.3
Other current assets	12.3	14.7	10.7
Total current assets	251.6	218.5	252.2

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	32.4	32.3	31.2
Machinery and equipment	56.2	56.0	51.8
Gross property, plant and equipment	93.6	93.3	88.0
Less accumulated depreciation	61.0	60.0	57.3
Property, plant and equipment, net	32.6	33.3	30.7

OTHER ASSETS:
Operating lease right-of-use assets	35.2	—	—
Goodwill	9.5	9.5	9.5
Deferred income taxes	11.9	11.1	10.8
Other	5.4	5.6	6.4
Total other assets	62.0	26.2	26.7
TOTAL ASSETS	$346.2	$278.0	$309.6

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Millions, Except Share Data)

	March 31,	December 31,	March 31,
	2019	2018	2018
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.7	$1.8	$1.3
Current maturities of operating lease right-of-use assets	9.1	—	—
Trade accounts payable	86.6	51.5	80.5
Accrued compensation	2.1	5.0	2.5
Other accrued liabilities	14.7	18.0	11.5
Total current liabilities	114.2	76.3	95.8
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	143.6	137.1	145.4
Operating lease right-of-use liabilities, less current maturities	26.6	—	—
Other non-current liabilities	2.6	2.6	2.3
Total non-current liabilities	172.8	139.7	147.7

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 26,548,886; 25,993,441; and 26,070,616 shares issued at March 31, 2019, December 31, 2018 and March 31, 2018, respectively)	0.3	0.3	0.3
Additional paid-in capital	46.4	46.0	44.2
Retained earnings	12.5	15.7	21.6
Total shareholders’ equity	59.2	62.0	66.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$346.2	$278.0	$309.6

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In Millions)

	Three Months Ended
	March 31,
	2019	2018
Cash Flows From Operating Activities:
Net Loss	$(3.2)	$(0.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1.4	1.3
Non-cash interest expense	0.1	0.1
Stock-based compensation	0.5	0.6
Deferred income taxes	(0.8)	(1.1)
Changes in operating assets and liabilities:
Trade accounts receivable	(20.2)	(34.1)
Inventories, net	(15.2)	(27.5)
Trade accounts payable	35.1	29.5
Other	(3.3)	(8.1)
Cash used in continuing operating activities	(5.6)	(39.8)
Cash used in discontinued operating activities	(0.1)	(0.3)
Total cash used in operating activities	(5.7)	(40.1)
Cash Flows From Investing Activities:
Capital expenditures	(0.4)	(1.6)
Total cash used in investing activities	(0.4)	(1.6)
Cash Flows From Financing Activities:
Borrowings of debt, net	6.3	43.1
Repurchase of shares to satisfy employee tax withholdings	(0.1)	(0.4)
Total cash provided by financing activities	6.2	42.7
Net increase in cash and equivalents	0.1	1.0
Cash and equivalents, beginning of period	0.8	0.3
Cash and equivalents, end of period	$0.9	$1.3

For more information, contact:

investor@huttig.com